PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-123032

                           PROSPECTUS SUPPLEMENT NO. 1
                     (to Prospectus dated January 20, 2006)

                           THE SAGEMARK COMPANIES LTD.

                        6,594,400 Shares of Common Stock

         This prospectus supplement supplements, and should be read in conjunction with, the accompanying prospectus dated January 20, 2006. The prospectus relates to the public sale, from time to time, of up to 6,594,400 shares of our common stock, par value $0.001 per share, by the selling shareholders named in the prospectus, for their own account.

         The following information augments, in part, the information in the prospectus. Any information that is modified in the prospectus shall not be deemed to constitute a part of the prospectus except as modified by this prospectus supplement.

         The prospectus is supplemented to add the following information:

         Certain of the compensation which Joseph Stevens & Company, Inc. ("Joseph Stevens") received and has the right to receive pursuant to the Placement Agency Agreement dated October 14, 2004 by and between us and Joseph Stevens in connection with the private placement which closed in December 2005 is deemed to be an "item of value" as defined under Rule 2710 of the NASD Rules. Such items of value are as follows:

         1. Warrants to purchase 772,525 shares of our common stock until January 12, 2010 , which Joseph Stevens received as compensation for acting as placement agent in a private placement have been deemed to have a value of 2.65% of the proceeds of this offering
         2. The right to receive a cash fee of 3% of the exercise price of warrants issued to investors in the private placement has been deemed to have a value of 1.71% of the proceeds of this offering.
         3. The right of first refusal to participate in a future offering of ours until October 14, 2006 has been deemed to have a value of 1% of the proceeds of this offering.
         4. A consulting agreement which we entered into with Joseph Stevens in connection with the private placement has been deemed to have a value of 1.1% of the proceeds of this offering.
         5. Joseph Stevens will take up to a 3% commission with respect to any sales of shares registered herein made by or through Joseph Stevens.




             The date of this prospectus supplement is June __, 2006